Exhibit 99.1

THL Credit Reports Fourth Quarter 2018 Financial Results and

Announces Adjustment of Quarterly Dividend to $0.21 Per Share

BOSTON – March 6, 2019 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to middle market companies, today announced financial results for its fourth fiscal quarter ended December 31, 2018. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2019 dividend of $0.21 per share payable on March 29, 2019, to stockholders of record as of March 20, 2019.

HIGHLIGHTS

($ in millions, except per share amounts)
As of December 31, 2018
Portfolio results
Total assets	$518.5
Investment portfolio, at fair value	$493.7
Net assets	$295.7
Net asset value per share	$9.15
Weighted average yield on investments	10.7%

	Year ended December 31, 2018	Quarter ended December 31, 2018
Portfolio activity
Total portfolio investments made, at par	$123.5	$66.5
Total portfolio investments made, at cost	$122.3	$65.9
Number of new portfolio investments	9	7
Number of portfolio investments at end of period	42	42
Operating results
Total investment income	$66.9	$15.8
Net investment income	$34.8	$7.3
Net decrease in net assets from operations	($10.6)	($23.1)
Net investment income per share (1)	$1.07	$0.23
Dividends declared per share	$1.08	$0.27

(1)

For the quarter ended December 31, 2018 net investment income excluding the impact of the acceleration of deferred financing costs in connection with the redemption of certain borrowings was $0.26 per share.

“Over the past year, we have made significant progress on our strategic objectives across four dimensions — shifting the composition of our portfolio into primarily first lien floating rate assets, reducing our concentrated positions, increasing our investment in the Logan JV, and exiting our non-income producing securities,” said Chris Flynn, CEO. “We remain confident that the steps we are taking to reduce risk in our portfolio will result in a more diversified senior secured floating rate portfolio that is positioned to deliver more stable and predictable returns for our shareholders over the long term.”

THL Credit’s Board of Directors also voted to adjust the dividend to reflect the BDC’s current earnings potential. In addition, the Advisor decided to waive additional incentive fees to the extent earned through the end of 2019, as well as to lower the base management fee to more closely align with what it believes is appropriate for a first lien floating rate portfolio.

THL Credit will also be implementing a new $15 million 10b5-1 stock repurchase plan and intends to repurchase stock at levels that are accretive to shareholders with proceeds from exits of additional control equity positions this year.

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on seven new investments totaling $54.6 million, $23.5 million of which was related to refinancing of three existing investments, and an additional $11.9 million in follow-on investments, including revolver fundings.

Notable investment purchases for the fourth quarter included:

•

$10.0 million first lien senior secured term loan in HealthDrive Corporation as part of the refinancing of the existing debt investment. HealthDrive Corporation is a provider of mobile specialty services to long-term care facilities in the US.

•	$9.5 million first lien senior secured term loan in Evergreen Services Group, LLC, a provider of fully outsourced IT services to small and medium businesses;

•	$8.0 million first lien senior secured term loan in Rollins Enterprises LLC, a cosmetic procedure provider focusing exclusively on body contouring;

•	$7.6 million first lien senior secured term loan in MeriCal, LLC as part of the refinancing of the existing debt investment. MeriCal is a manufacturer of vitamins, minerals, and supplements.

•	$7.2 million first lien senior secured term loan and an unfunded revolver in NCP Investor Inc., a provider of home health, home care, and case management to workers exposed to radiation;

•

$6.0 million first lien senior secured term loan in Women’s Health USA, Inc. as part of the refinancing of the existing debt investment. Women’s Health is a management services organization that partners with physician practices specializing in women’s health to provide outsourced administrative support.

•

$5.0 million first lien senior secured term loan in SRS Acquiom Holdings LLC, a provider of shareholder representation, payments administration, and escrow services to merger parties in M&A transactions.

Notable realizations for the fourth quarter included:

•

Sale of the first lien senior secured term loans and controlling equity investment in Tri Starr Management Services, Inc., which resulted in proceeds of $13.5 million and an additional $1.9 million escrow receivable booked at time of sale;

•	Repayment of a first lien senior secured term loan in Constructive Media LLC at par, which resulted in proceeds of $9.8 million, and sale of common equity, which resulted in proceeds of $1.1 million;

•	Sale of a TRA investment in Duff & Phelps Corporation, which resulted in proceeds of $9.8 million.

As of December 31, 2018, these transactions, coupled with changes in net unrealized depreciation on the portfolio during the quarter, bring the total fair value of THL Credit’s investment portfolio to $493.7 million across 42 portfolio investments. THL Credit’s investment portfolio at fair value was allocated 67 percent in first lien senior secured debt (including unitranche investments), 17 percent in the Logan JV, 5 percent in second lien debt, 1 percent in subordinated debt, and 10 percent in equity securities and warrants. The weighted average yield on debt and Logan JV investments made in the fourth quarter of 2018 was 9.4 percent. As of December 31, 2018, the weighted average yield of the debt and income-producing securities, including the Logan JV and reflecting the impact of investments on non-accrual status, in the investment portfolio at their current cost basis was 10.7 percent. As of December 31, 2018, THL Credit had loans on non-accrual status with an aggregate amortized cost of $38.0 million and fair value of $18.1 million, or 7.0 percent and 3.7 percent of the portfolio’s amortized cost and fair value, respectively. As of December 31, 2018, 96.5 percent of THL Credit’s debt investments bore interest based at floating rates, which may be subject to interest rate floors, such as London Interbank offer rate, or LIBOR, or Canadian Dollar offer rate, or CDOR, and 3.5 percent of its debt investments bore interest at fixed rates.

This compares to the portfolio as of December 31, 2017, which had a fair value of $608.7 million across 47 portfolio investments allocated 67 percent in first lien senior secured debt (including unitranche investments), 11 percent in the Logan JV, 5 percent in second lien debt, 3 percent in subordinated debt, 2 percent in other income-producing securities and 12 percent in equity securities and warrants. The weighted average yield on new and follow-on investments made in the fourth quarter of 2017 was 8.5 percent. The weighted average yield of the debt and other income-producing securities in the investment portfolio, including the Logan JV, at their cost basis was 10.7 percent. As of December 31, 2017, THL Credit had loans on non-accrual status with an aggregate amortized cost of $56.3 million and fair value of $21.0 million, or 8.8 percent and 3.4 percent of the portfolio’s amortized cost and fair value, respectively. As of December 31, 2017, 93 percent of its debt investments bore interest based at floating rates, which may be subject to interest rate floors, such as LIBOR, and 7 percent of its debt investments bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2018 and 2017 was $15.8 million and $18.6 million, respectively, and consisted of $11.4 million and $13.3 million of interest income on debt securities (which included PIK interest of $0.7 million and $0.3 million and prepayment premiums of $0.2 million and $0.1 million, respectively), $3.4 million and $3.4 million of dividend income, $0.5 million and $1.1 million of interest income on other income-producing securities, and $0.5 million and $0.8 million of other income, including fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income compared to the prior period was primarily due to a contraction in the overall investment portfolio since Dec. 31, 2017, which led to lower interest income.

Total investment income for the years ended Dec. 31, 2018 and 2017 was $66.9 million and $78.8 million, respectively, and consisted of $49.7 million and $56.8 million of interest income on debt securities (which included PIK interest of $2.3 million and $1.7 million and prepayment premiums of $0.6 million and $0.1 million, respectively), $12.2 million and $13.5 million of dividend income, $2.8 million and $4.6 million of interest income on other income-producing securities and $2.2 million and $3.9 million of other income, including fees from THL Credit’s managed vehicles, respectively.

The decrease in investment income from 2017 to 2018 was primarily due to a contraction in the overall investment portfolio since Dec. 31, 2017, which led to lower interest income. The decrease was also attributed to lower dividend income from certain equity investments and lower other income related to one-time amendment and structuring fees.

Expenses

Expenses for the three months ended Dec. 31, 2018 and 2017 were $8.5 million and $9.9 million, respectively. For the three months ended Dec. 31, 2018 and 2017, base management fees were $2.1 million and $2.6 million, administrator and other expenses were $1.3 million and $1.5 million, and fees and expenses related to THL Credit’s borrowings were $5.0 million and $5.7 million, respectively. In addition, for each of the three months ended Dec. 31, 2018 and 2017, THL Credit recorded an income tax provision related to its consolidated blocker corporations, excise and other taxes of $0.1 million and $0.1 million, respectively.

The decrease in operating expenses was due to a decrease in management fees as a result of portfolio contraction, lower interest and fees on our credit facility due to reduction in borrowings outstanding offset by a one-time cost of $0.9 million related to accelerated amortization of deferred financing costs and lower administrator expenses allocated from the Advisor.

Expenses for the years ended Dec. 31, 2018 and 2017 were $32.1 million and $39.1 million, respectively. For the years ended Dec. 31, 2018 and 2017, base management fees were $9.0 million and $10.4 million, net incentive fees were ($0.0) million and $2.4 million, administrator and other expenses were

$6.1 million and $7.4 million, and fees and expenses related to THL Credit’s credit facility for the same periods were $16.7 million and $18.7 million, respectively. In addition, for the years ended Dec. 31, 2018 and 2017, THL Credit recorded income tax provisions related to its consolidated blocker corporations, excise and other taxes of $0.3 million and $0.2 million, respectively.

The decrease in operating expenses from 2017 to 2018 was due primarily to lower interest and fees on our credit facility due to the reduction in borrowings outstanding, lower administrator expenses allocated from the Advisor, lower net incentive fees due to the effect of the waiver, and lower base management fees as a result of portfolio contraction.

Net investment income

Net investment income totaled $7.3 million and $8.7 million for the three months ended Dec. 31, 2018 and 2017, or $0.23 and $0.27 per share based upon 32,515,187 and 32,673,590 weighted average common shares outstanding, respectively.

Net investment income was lower due to a decrease in interest income on debt and income-producing securities as a result of contraction of the overall investment portfolio, which was partially offset by lower borrowing costs.

Net investment income totaled $34.8 million and $39.7 million for the years ended Dec. 31, 2018 and 2017, or $1.07 and $1.21 per share based upon 32,633,663 and 32,797,233 weighted average common shares outstanding, respectively.

The decrease in net investment income from 2017 to 2018 is primarily attributable to a decrease in interest on debt and other income-producing investments due to portfolio contraction offset by lower borrowing costs, incentive and base management fees.

Net realized gains and losses on investments, net of income tax provision

For the three months ended Dec. 31, 2018, THL Credit recognized a net realized gain on portfolio investments of $6.2 million, primarily related to a net realized gain recognized on the exit of THL Credit’s control investment in Tri-Starr Management Services, Inc. For the three months ended Dec. 31, 2017, THL Credit recognized a net realized gain on portfolio investments of $5.0 million, primarily related to a realized gain recognized on the exit of its equity investments in Thibaut, Inc.

For the year ended Dec. 31, 2018, THL Credit recognized a net realized loss of $32.4 million, primarily related to realized losses recognized in connection with the sale and restructuring of certain debt investments. For the year ended Dec. 31, 2017, THL Credit recognized a net realized loss of $17.3 million, primarily related to realized losses recognized in connection with the sale of certain debt investments.

For the year ended Dec. 31, 2018, THL Credit recorded no income tax provision on realized gains. For the year ended Dec. 31, 2017, THL Credit recorded an income tax provision on realized gains of $0.8 million related to the exit of an investment held in a blocker corporation.

Net change in unrealized appreciation (depreciation) on investments

For the three months ended Dec. 31, 2018 and 2017, THL Credit’s investment portfolio had a net change in unrealized depreciation of $36.7 million and $32.2 million, respectively. For the years ended Dec. 31, 2018 and 2017, THL Credit’s investment portfolio had a net change in unrealized depreciation of $11.9 million and $31.6 million, respectively.

The net change in unrealized appreciation on our investments was primarily the result of the performance of certain portfolio investments, including certain control investments, partially offset by the reversal of prior period unrealized depreciation upon a realization of a controlled investment noted in the portfolio and investment activity section.

Benefit for taxes on unrealized gain on investments

For the three months ended Dec. 31, 2018 and 2017, THL Credit recognized an income tax benefit (provision) for taxes on unrealized gains of $0.1 million and ($0.1) million related to consolidated subsidiaries, respectively. For the years ended Dec. 31, 2018 and 2017, the income tax (provision) benefit for taxes on unrealized gains on investments was ($0.3) million and $2.1 million, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to changes to the unrealized appreciation (depreciation) of the investments held in these taxable consolidated subsidiaries, other temporary differences and a change in the prior year estimates received from certain portfolio companies.

Change in net assets resulting from operations

Change in net assets resulting from operations totaled ($23.1) million and ($18.5) million, or ($0.71) and ($0.56) per share based upon 32,515,187 and 32,673,590 weighted average common shares outstanding, for the three months ended Dec. 31, 2018 and 2017, respectively.

Net decrease in net assets resulting from operations totaled ($10.6) million and ($7.9) million, or ($0.32) and ($0.24) per share based upon 32,633,663 and 32,797,233 weighted average common shares outstanding, for the years ended Dec. 31, 2018 and 2017, respectively.

The decrease in net assets resulting from operations for the respective periods is due primarily to net realized and unrealized losses in the portfolio.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2018, THL Credit had cash of $6.9 million.

As of December 31, 2018, THL Credit had $219.3 million in outstanding borrowings, which was comprised of $107.7 million outstanding on the revolving credit facility and $111.6 million of notes payable outstanding. As of December 31, 2018, borrowings outstanding had a weighted average interest rate of 5.70 percent. For the year ended December 31, 2018, THL Credit borrowed $177.5 million and repaid $235.6 million under the revolving credit facility. Additionally, THL Credit issued $51.6 million 2023 Notes and used those proceeds to redeem $50.0 million 2021 Notes.

For the year ended December 31, 2018, THL Credit’s operating activities provided cash of $99.6 million primarily in connection with the purchase and sales of portfolio investments. Financing activities included net repayments of $58.1 million on our Revolving Facility, used to make $35.2 million in distributions to stockholders, $2.6 million to repurchase common stock and $2.1 million for the payment of financing and offering costs relating to $51.6 million 2023 Notes issuance.

For the year ended December 31, 2017, THL Credit operating activities provided cash of $53.4 million primarily in connection with the purchase and sales of investments. Its financing activities used $16.9 million for net repayments on its credit facility, $35.4 million for distributions to stockholders, $2.5 million to repurchase common stock and $1.4 million for the payment of financing and offering costs.

RECENT DEVELOPMENTS

From January 1, 2019 through March 6, 2019, we made new investments totaling $13.8 million and follow-on investments of $12.2 million at a combined weighted average yield based upon cost at the time of the investment of 12.9%.

On January 11, 2019, Alex Toys, LLC. first lien senior secured term loan was sold for total proceeds of $7.6 million.

On February 8, 2019, Home Partners of America, Inc. first lien senior secured term loan was sold for total proceeds of $7.7 million.

On March 5, 2019, our board of directors declared a dividend of $0.21 per share payable on March 29, 2019 to stockholders of record at the close of business on March 20, 2019.

On March 5, 2019, in consultation with our board of directors, we accepted the Advisor’s proposal to extend the waiver of 100% of the incentive fees accrued for the period commencing on January 1, 2019 and ending on December 31, 2019 and waive base management fees in excess of 1.0% per annum commencing April 1, 2019. Previously, incentive fees were waived through June 30, 2019. Furthermore, the board of directors accepted the Advisor’s proposal to present to our stockholders at the annual meeting an amendment to the investment management agreement to permanently reduce our incentive fee based on pre-incentive fee income to 17.5% and reduce our base management fees to 1.0% of the gross assets commencing January 1, 2020. Waived incentive and base management fees shall not be subject to recoupment.

On March 5, 2019, in consultation with our board of directors, we accepted the Advisor’s proposal to move forward with a proposal for stockholder approval for increased leverage up to an amount that reduces our asset coverage ratio of 200% to an asset coverage ratio of 150%. If we receive stockholder approval, we would be allowed to increase our leverage capacity on the first day after such approval. However, in connection with the increased leverage, we would also need to amend our Revolving facility with lender consent.

On March 5, 2019, our board of directors authorized the purchase of up to $15.0 million of our common stock through the renewal of our preexisting stock repurchase program. Such stock repurchase plan shall be in effect through March 5, 2020 and repurchases shall be at such prices, times and manner as determined by certain officers of THL Credit. We have provided our stockholders with notice of our ability to repurchase shares of the common stock in accordance with 1940 Act requirements. We will retire immediately all such shares of common stock that we purchase in connection with the stock repurchase program.

We expect to enter into a 10b5-1 plan on or before March 15, 2019 to repurchase such stock in accordance with the stock repurchase plan.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on March 7, 2019, at 10:30 a.m. Eastern Time.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 4766748. The Company will also broadcast the conference call live via the Investor Relations section of its website at www.THLCreditBDC.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 17, 2019, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 4766748. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.THLCreditBDC.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2018	December 31, 2017
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $333,023 and $484,816, respectively)	$313,377	$449,951
Controlled investments (cost of $181,325 and $155,547, respectively)	167,733	158,736
Non-controlled, affiliated investments (cost of $25,292 and $4, respectively)	12,543	4
Cash	6,860	3,617
Escrow receivable	7,306	—
Interest, dividends, and fees receivable	5,480	7,835
Deferred financing costs	2,314	2,890
Deferred tax assets	2,056	2,661
Due from affiliate	377	407
Distributions receivable	207	—
Prepaid expenses and other assets	198	1,583

Total assets	$518,451	$627,684

Liabilities:
Loans payable	$107,657	$167,317
Notes payable ($111,607 and $110,000 face amounts, respectively, reported net of deferred financing costs of $3,541 and $2,985, respectively)	108,067	107,015
Base management fees payable	2,112	2,556
Deferred tax liability	1,972	2,336
Accrued expenses and other payables	1,633	2,829
Accrued incentive fees	677	972
Accrued interest and fees	633	551
Other deferred liabilities	19	79

Total liabilities	222,770	283,655
Net Assets:
Common stock, par value $.001 per share, 100,000 common shares authorized, 32,318 and 32,674 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	32	33
Paid-in capital in excess of par	431,361	434,197
Distributable earnings	(135,712)	(90,903)

Total net assets attributable to THL Credit, Inc.	295,681	343,327
Net assets attributable to non-controlling interest	—	702

Total net assets	$295,681	$344,029

Total liabilities and net assets	$518,451	$627,684

Net asset value per share attributable to THL Credit, Inc.	$9.15	$10.51

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2018	2017	2016
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$45,412	$53,842	$66,077
Dividend income	33	139	186
Other income	914	2,302	1,867
From non-controlled, affiliated investments:
Interest income	1,689	—	—
Other income	1,044	1,089	1,588
From controlled investments:
Interest income	5,465	7,511	3,645
Dividend income	12,128	13,376	10,972
Other income	257	514	250

Total investment income	66,942	78,773	84,585
Expenses:
Interest and fees on borrowings	14,498	16,007	14,146
Base management fees	9,006	10,389	10,998
Incentive fees	1,696	3,185	4,461
Administrator expenses	2,083	2,869	3,625
Other general and administrative expenses	1,742	1,953	2,171
Amortization of deferred financing costs	2,232	2,748	2,071
Professional fees	1,505	1,858	1,531
Directors’ fees	742	693	727

Total expenses before incentive fee waivers	33,504	39,702	39,730
Incentive fee waiver	(1,741)	(811)	—

Total expenses, net of incentive fee waivers	31,763	38,891	39,730
Income tax provision, excise and other taxes	355	168	155

Net investment income	34,824	39,714	44,700
Realized Gain (Loss) and Change in Unrealized Appreciation (Depreciation) on Investments:
Net realized (loss) gain on investments:
Non-controlled, non-affiliated investments	(37,784)	(21,866)	(28,211)
Controlled investments	5,424	4,582	(10,914)
Foreign currency transactions	(205)	(69)	—

Net realized loss on investments	(32,565)	(17,353)	(39,125)

Net change in unrealized (depreciation) appreciation on investments:
Non-controlled, non-affiliated investments	15,220	(16,957)	(8,094)
Non-controlled, affiliated investments	(12,750)	—	—
Controlled investments	(16,077)	(13,253)	19,391
Translation of assets and liabilities in foreign currencies	1,736	(1,346)	—

Net change in unrealized (depreciation) appreciation on investments	(11,871)	(31,556)	11,297
Net change in unrealized (depreciation) appreciation attributable to non-controlling interests	(703)	(13)	140

Net realized and unrealized loss from investments	(45,139)	(48,922)	(27,688)
Provision for taxes on realized gain on investments	—	(842)	—
(Provision) benefit for taxes on unrealized gain/loss on investments	(284)	2,146	137

(Provision) benefit for taxes on realized and unrealized gain/loss on investments	(284)	1,304	137

Net (decrease) increase in net assets resulting from operations	$(10,599)	$(7,904)	$17,149

Net investment income per common share:
Basic and diluted	$1.07	$1.21	$1.35
Net (decrease) increase in net assets resulting from operations per common share:
Basic and diluted	$(0.32)	$(0.24)	$0.51
Weighted average shares of common stock outstanding:
Basic and diluted	32,634	32,797	33,197

About THL Credit, Inc.

THL Credit, Inc. (NASDAQ: TCRD) is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The company is a direct lender to middle market companies and invest primarily in directly originated first lien senior secured loans, including unitranche investments. In certain instances, the Company also makes second lien secured loans and subordinated or mezzanine, debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in middle market companies with annual EBITDA generally between $5 million and $25 million. The Company is headquartered in Boston, with additional origination teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. These statements include but are not limited to, projected financial performance, expected development of the business, anticipated share repurchases or lack thereof, our plans and expectations about future investments and the future liquidity of the company. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. Such factors include: the introduction, withdrawal, success and timing of business initiatives and strategies; changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets; the relative and absolute investment performance and operations of our investment adviser; the impact of increased competition; the impact of future acquisitions and divestitures; the unfavorable resolution of legal proceedings; our business prospects and the prospects of our portfolio companies; the impact, extent and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or THL Credit Advisors LLC, the Advisor; the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments; our contractual arrangements and relationships with third parties; any future financings by us; the ability of the Advisor to attract and retain highly talented professionals; fluctuations in foreign currency exchange rates; the impact of changes to tax legislation and, generally, our tax position; our ability to exit a control investment in a timely manner; and the ability to fund Logan JV’s unfunded commitments to the extent approved by each member of the Logan JV investment committee.

The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

617-790-6070

lvieira@thlcredit.com

Media Contact:

Stanton Public Relations and Marketing, LLC

Doug Allen

646-502-3530

dallen@stantonprm.com